EXHIBIT 23J CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated July 24, 2006 for the AMIDEX35 (TM) Israel Mutual Fund and the AMIDEX Cancer Innovations & Healthcare Mutual Fund and to all references to our firm included in or made a part of this Post-Effective Amendment to the AMIDEX(TM) Funds, Inc. Registration Statement on Form N-1A (file numbers 333-68099 and 811-09123), including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Registered Public Accountants" in the Statement of Additional Information of the Funds.


Cohen Fund Audit Services, Ltd.
(formerly known as Cohen McCurdy, Ltd.)
Westlake, Ohio
September 27, 2006